Exhibit 99.1

Quality Industrial Corp.

Shareholder Letter

November 2025

Dear Shareholders,

The third quarter of 2025 marked a period of significant progress and renewal for Quality Industrial Corp. (“QIND”). With the support of our majority shareholder, Fusion Fuel Green PLC (“Fusion Fuel”), we have strengthened governance, improved financial discipline, and positioned QIND for sustainable growth within the industrial and energy sectors.

Strengthened Governance and Leadership

In August 2025, QIND’s Board of Directors approved a strategic realignment of its leadership structure. Following the stepping down of Nicolas Link from his role as QIND’s Executive Chairman, the Company transitioned from a single-director board to a three-member Board, consisting of Frederico Figueira de Chaves (Chairman), John-Paul Backwell (Chief Executive Officer), and Carsten Kjems Falk (Interim Chief Financial Officer).

This evolution in governance reflects QIND´s continued focus on enhancing transparency, accountability, and oversight. The refreshed Board composition represents a constructive step toward greater independence and balanced decision-making, while preserving valuable continuity in leadership experience. Collectively, the Board is committed to ensuring that QIND´s governance standards are aligned with international best practices and the Company´s long-term strategic objectives.

All directors currently serve as non-remunerated board members as their compensation is covered elsewhere within the Fusion Fuel Group, resulting in an estimated annual cost savings of $720,000 in board and executive compensation. These governance changes reflect our commitment to transparency, fiscal discipline, and the efficient use of shareholder capital.

Financial and Operational Progress

For the three months ended September 30, 2025, Al Shola Al Modea Gas LLC (“Al Shola Gas”), increased its revenue by 32.1% compared with the same period last year. This growth was driven by the strong performance of Al Shola Gas, which continues to expand its engineering and distribution footprint across the United Arab Emirates.

Over this period, QIND has reduced its overall indebtedness by approximately $1 million, including the reductions in other convertible and personnel-related liabilities. In addition, accounts payable decreased by a further approximately $1 million, further strengthening the Company’s balance sheet and liquidity position.

Investing in Growth

While reducing its debt position, QIND continued to invest in the expansion of Al Shola Gas. During the period, the Company provided approximately $1.25m to Al Shola Gas for both purchase consideration obligations and to fund new LPG transport trucks, sales team expansion, and to support new project executions. Positioning the company to target exceeding $20 million of revenues in 2026 with the new contracts and fleet units becoming operational.

These investments are already generating results with Al Shola Gas having secured approximately $7m of new engineering contracts and approximately $2m of annual new recurring fuel sale contracts in the first 9 months of 2025. In addition, as part of this growth strategy and investment, Al Shola Gas is now expanding its footprint into the northern emirates of the UAE.

QIND & Fusion Fuel Transaction Update

As announced in November 2024, Fusion Fuel Green PLC acquired a controlling interest in QIND, marking the first transaction between the two companies. The completion of this transaction remains subject to a shareholder vote by Fusion Fuel, which can only occur once Fusion Fuel has filed and obtained approval for a new listing application with Nasdaq, following recent guidance from Nasdaq’s compliance team. Both companies continue to work closely together throughout this process.

It is important to note that this is only in reference to the November 2024 transaction. Once this first transaction has been completed, the company will move onto the second phase of pursuing either a full merger/acquisition of the company or alternative listing options for the benefit of all shareholders.

Looking Ahead

The new Board remains focused on enhancing governance, improving accounting and reporting processes, strengthening the balance sheet, and executing operational growth plans. We believe that the alignment with the Fusion Fuel Group strategy and activities provides not only financial stability but also strategic synergies that will drive long-term value creation.

We thank all shareholders for their continued confidence and support. We recognize the challenges associated with our OTC listing and the limited liquidity, and as the Company continues to strengthen its fundamentals, we remain committed to improving shareholder value and access to the market.

The significant progress achieved over the past several months provides a solid foundation for a more efficient, transparent, and growth-oriented QIND.

Sincerely,

The Board of Directors

Quality Industrial Corp.